UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2014

Regional Management Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-35477	57-0847115
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

509 West Butler Road

Greenville, South Carolina 29607

(Address of principal executive offices) (zip code)

(864) 422-8011

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	On March 10, 2014, the Compensation Committee (the “Committee”) of the Board of Directors of Regional Management Corp. (the “Company”) approved the payment of incentive compensation to certain executive officers of the Company pursuant to the Company’s Annual Incentive Plan based upon performance in 2013 (which incentive compensation was determined in accordance with pre-established performance-based criteria previously disclosed) and also awarded discretionary bonuses to certain executive officers of the Company.

The Committee awarded the discretionary bonuses based on the Committee’s qualitative assessment of each executive officer’s performance during 2013 and the executive officers’ leadership during 2013 with respect to the creation of stockholder value, the opening of 41 de novo branches, the increase in the average loans per branch, the increase in portfolio yield, support with respect to the exit of the Company’s prior private equity sponsors through two secondary public offerings, implementation of compliance with the Sarbanes-Oxley Act of 2002, and expansion of the Company’s credit facility. The Committee awarded Mr. Thomas F. Fortin, the Company’s Chief Executive Officer, a discretionary bonus of $63,258; Mr. Donald E. Thomas, the Company’s Executive Vice President and Chief Financial Officer, a discretionary bonus of $35,677; Mr. C. Glynn Quattlebaum, the Company’s President and Chief Operating Officer, a discretionary bonus of $62,063; Ms. A. Michelle Masters, the Company’s Senior Vice President of Strategic Operations and Initiatives and Assistant Secretary, a discretionary bonus of $11,042; and Mr. Brian J. Fisher, the Company’s Vice President, General Counsel, and Secretary, a discretionary bonus of $11,425.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Regional Management Corp.

Date: March 14, 2014	By:	/s/ Donald E. Thomas
Donald E. Thomas
Executive Vice President and Chief Financial Officer